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                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                        SCHEDULE 13D


          Under the Securities Exchange Act of 1934
                     (Amendment No. 3 )*

                 IMPERIAL HOLLY CORPORATION
    ____________________________________________________
                      (Name of Issuer)

                        COMMON STOCK
    ____________________________________________________
               (Title of Class of Securities)

                         452835-10-1
       ______________________________________________
                       (CUSIP Number)

D. J. Smith, Assistant Secretary, P. O. Box 1470, Decatur,
IL 62525, (217)424-5200
____________________________________________________________
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
                        June 16, 1997
     ___________________________________________________
   (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box __.

Check the following box if a fee is being paid with the statement ___. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of Securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

This information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                        SCHEDULE 13D

CUSIP NO. 452835-10-1              Page  2  of  3 Pages
____________________________________________________________
1  NAME OF REPORTING PERSON
   S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Archer-Daniels-Midland Company
   I.R.S. Identification No. 41-0129150
____________________________________________________________
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP * (a)__
                                                      (b)__
____________________________________________________________
3  SEC USE ONLY

____________________________________________________________
4  SOURCE OF FUNDS *
   WC
____________________________________________________________
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(E)  __

____________________________________________________________
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   DELAWARE
____________________________________________________________
            |7  SOLE VOTING POWER
  NUMBER OF |   734,400
   SHARES   |___________________________________________
BENEFICIALLY|8  SHARED VOTING POWER
   OWNED BY |   -0-
     EACH   |___________________________________________
 REPORTING  |9  SOLE DISPOSITIVE POWER
    PERSON  |   734,400
     WITH   |___________________________________________
            |10  SHARED DISPOSITIVE POWER
            |   -0-
____________________________________________________________
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
   734,400 (Appendix I shows all transactions within the
     past sixty (60) days)
____________________________________________________________
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(11)EXCLUDES
   CERTAIN SHARES * __
____________________________________________________________
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   5.15%
____________________________________________________________
14 TYPE OF REPORTING PERSON *
   CO
____________________________________________________________
* SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP NO. 452835-10-1              Page  3 of 3  Pages




                          SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

     Dated: June 30, 1997



                    ARCHER-DANIELS-MIDLAND COMPANY


                         /s/ D. J. SMITH
                    By:  D. J. Smith
                         Its Vice President, Secretary
                          and General Counsel
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                         APPENDIX  I

Trade               Number              Transaction
Date                of Shares           Price
                    Sold
________            __________          ___________

6/16/97             5,700               $12.002
6/20/97             1,000               $11.75
6/23/97             1,500               $11.75
6/24/97             5,000               $11.75
6/25/97             4,700               $11.875
4